NORTH CAROLINA                                  IN THE GENERAL COURT OF JUSTICE
                                                    SUPERIOR COURT DIVISION
                                                          02 CVS 10454
WAKE COUNTY

STATE OF NORTH CAROLINA, in
Relation of JAMES E. LONG,
COMMISSIONER OF INSURANCE
OF NORTH CAROLINA,

         Petitioner,                            ORDER FOR APPROVAL OF
                                                COINSURANCE, MODIFIED
         v.                                     COINSURANCE, AND
                                                ASSUMPTION
                                                REINSURANCE
                                                AGREEMENT FOR
LONDON PACIFIC LIFE &                           INDIVIDUAL DEFERRED VARIABLE
ANNUITY COMPANY,                                ANNUITY CONTRACTS WITH A FIXED
                                                ACCOUNT
         Respondent.

     This cause came on to be heard before the undersigned Chief Resident Superior Court Judge on the motion of James E. Long, Commissioner of Insurance, as the Rehabilitator ("Rehabilitator") of London Pacific Life & Annuity Company ("London Pacific"), a North Carolina-domiciled insurer in delinquency proceedings pursuant to the Insurers Supervision, Rehabilitation and Liquidation Act, Article 30 of Chapter 58 of the North Carolina General Statutes. The Rehabilitator was acting in this matter through his Special Deputy, W. Alex Spencer ("Special Duty"). The matter before the Court was the request for approval of a Coinsurance, Modified Coinsurance and Assumption Reinsurance
Agreement ("Agreement") entered into as of September 30, 2003, between the Rehabilitator and Fidelity Security Life Insurance Company ("FSLIC"), a Missouri-domiciled insurer.

     It appearing to the Court that the creditors of London Pacific with a material interest in this matter do not object to the relief sought, and that the interests of all other creditors are either not material, or are adequately represented by the Rehabilitator, the Court determines that this matter may be heard in chambers and without other notice.

     Having reviewed the motion, the Agreement, and the file in this matter, which includes the most recent quarterly financial report of the Rehabilitator for London Pacific, and having heard the representations of the Special Deputy, and the arguments of Counsel for the Rehabilitator, the Court makes the following:

FINDINGS OF FACT

     1. Prior to be placed in Rehabilitation by order of this Court dated August 6, 2002, London Pacific wrote life insurance and annuities. London Pacific currently is obligated to maintain reserves for the payment of its policyholder liabilities, mostly annuity contracts, in the approximate amount of $1,845,000,000.

     2. London Pacific, as of the date of the most recent financial statement filed with the Court, has assets valued according to accounting practices allowed or required by the North Carolina Department of Insurance in the amount of $1,693,000. The amount of London's Pacific reserves and the value of London Pacific's assets as of the date of this hearing have not changed materially.

     3. Included within London Pacific's policyholder obligations is a group of Individual Deferred Variable Annuity Contracts with a Fixed Account ("Contracts"). The account values ("Account Values") maintained by London Pacific on these Contracts as of September 30, 2003, totals $21,603,725.

     4. The Account Values are composed of two segments: $17,435,082 as of September 30, 2003, was held by London Pacific in the policyholders' names and invested in various mutual funds, call "separate accounts". Separate Accounts are established pursuant to N.C. Gen. Stat. ss.58-7-95 and are not considered general assets of London Pacific available for distribution to creditors in an insolvency situation, but are considered to be the separate property of the policyholders.

     5. The Account Values also include $4,168,643 as of September 30, 2003, which represents a participation by the policyholders in the return on the general investment of London Pacific's assets ("General Accounts"). General Accounts are considered to be part of the general assets of London Pacific available for distribution to creditors in an insolvency situation.

     6. The Contracts are difficult to administer, because policyholders have the right to change the mix of their investments within the Separate Accounts, and compliance with United States Securities Laws is required and is costly. Additionally, the staff familiar with the processing and administration of these contracts has largely defeated from London Pacific, greatly increasing the administrative burden for the Rehabilitator. For this reason, the Special Deputy has determined that it would be in the best interest of the policyholders and creditors of London Pacific if an acquisition of the contracts by another qualified insurance company could be negotiated on favorable terms.

     7. The Special Deputy has received an offer from Fidelity Security Life Insurance Company ("FSLIC"), a Missouri-domiciled insurer, which is licensed in North Carolina and numerous other states, which the Special Deputy has determined is in the best interests of London Pacific and its policyholders and creditors, and which the Commissioner of Insurance has also deemed to be in the best interest of the holders of the Contracts. Based upon the current report on FSLIC from A.M. Best Company, FSLIC has the size and financial strength sufficient to assume the Contracts pursuant to the Agreement.


     8. The Agreement basically provides that Account Values of the Contracts in the amount of $21,603,725 will be transferred to FSLIC. The consideration for the transfer will be the transfer of the administrative responsibility for, and the legal title to, the assets in the Separate Accounts to FSLIC, and the transfer of cash in the amount of $3,914,550, representing the General Account values less a ceding allowance of $254,093.

     9. London Pacific has assets which at current valuations appear to conservatively provide for a minimum distribution to policyholders and preferred claimants of ninety percent (90%) of the value of their claims. The payment of the cash portion of the consideration by London Pacific to FSLIC will therefore involve the transfer of approximately $179,000 more than might have been available to the holders of the Contracts in a final payout from the estate. The payment of this amount is justified to avoid the expenses which are incident to administering the Contracts, and that the payment will not materially affect the amount to be received by any policyholder or preferred creditor of London Pacific. $179,000 represents approximately 0.01 percent (.01%) of the current assets of London Pacific, and is a minimal amount per policyholder. The transfer of assets pursuant to the Agreement will not prejudice the payment of claims to policyholders and creditors of London Pacific under N. C. Gen. Stat ss.58-30-220, and the Agreement is therefore authorized by N. C. Gen. Stat. ss.58-30-85(a)(8).

     10. The various affected Life and Health Insurance Guaranty Associations, which are the largest priority creditors of the estate of London Pacific, acting through their representative organization, the National Organization of Life and Health Guaranty Associations, and the North Carolina Life and Health Insurance Guaranty Association, do not object to the implementation and approval of this Agreement.

     11. The Agreement provides that FSLIC will completely assume London Pacific's obligations on the contracts on the date that all regulatory and judicial approval is received for the assumption, and as of that date a transfer and novation shall occur as provided by N. C. Gen. Stat. ss.58-10-45. This assumption is in the best interests of the estate of London Pacific.

CONCLUSION OF LAW

     1. The consummation of the Agreement is necessary and appropriate to reform
and  revitalize   London  Pacific  within  the  meaning  of  N.  C.  Gen.  Stat.
ss.58-30-85(c), and therefore should be approved by the Court.

WHEREFORE, IT IS HEREBY  ORDERED:

     1. That the Motion of Approval of the Coinsurance, Modified Coinsurance and Assumption Reinsurance Agreement ("Agreement") entered into as of the 30th day of September, 2003, is hereby GRANTED;

     2. That the Rehabilitator, acting through the Special Deputy, is authorized and ordered to take the steps necessary or appropriate to implement the argument; and

     3. That jurisdiction in this cause is retained by the undersigned for such other and further proceedings or orders as may be just or appropriate.

     This the 30 day of December, 2003.



                                      /s/ DONALD W. STEPHENS